UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2018

HG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	No. 0-14938	54-1272589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2115 E. 7th Street, Suite 101 Charlotte, North Carolina		28204
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (252) 355-4610

Not Applicable (Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2018, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of HG Holdings, Inc. (the “Company”) increased the annual 2018 salary of Steven A. Hale II, Chairman and Chief Executive Officer of the Company, from $1 to $100,000.  The Committee believes the increased salary is needed to appropriately compensate the Chief Executive Officer given the level of post-closing oversight that has been involved with the Company’s subordinated promissory note from the Buyer of substantially all the Company’s assets, as well as efforts needed during 2018 to manage the Company’s cash and pursue the acquisition of non-furniture related assets.

On May 1, 2018, the Committee also granted Mr. Hale a restricted stock award for 161,290 shares ($100,000 at the closing price per share of $0.62 on April 30, 2018).  The award will vest on May 10, 2019 in increments of approximately 25% if the volume weighted average price for the Company’s common stock meets certain price targets from $0.70 to $0.85 per share during the first 90 business days of 2019.   Mr. Hale was not present during the Committee deliberations or vote on the restricted stock award or the salary increase.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HG HOLDINGS, INC.

Date: May 3, 2018	By:	/s/ Bradley G. Garner
Bradley G. Garner Principal Financial and Accounting Officer

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